Exhibit 99.3

BTC Digital Ltd. Announces Signing of Bitcoin Miner Equipment Hosting Agreement

SHENZHEN, China, November 13, 2024 / PR Newswire / — Blockchain technology company BTC Digital Ltd. ( “BTC Digital” or “the Company”) (NASDAQ: BTCT) today announced that the company has signed a Bitcoin miner equipment hosting agreement with Recte Technologies Company Limited, a digital asset management advisory company in Asia, and ASIA INVESTMENT FUND SP2, a cryptocurrency mining fund in Asia, with plans to provide hosting services for their 1,100 Bitcoin mining machines (the “Hosting Agreements”).

BTC Digital entered into the Hosting Agreements with the two significant clients on November 13, 2024 to manage 1,100 Bitcoin mining machines, including ANTMINER T21 and ANTMINER L7 models. BTC Digital will oversee the deployment of these devices in the United States, providing hosting, management, and other services.

The Hosting Agreements mark further growth and influence for BTC Digital in the cryptocurrency mining industry. The Company believes that its expertise in equipment hosting, management, and operations, combined with its deep understanding of the cryptocurrency market, led the two clients to choose BTC Digital’s services. Both clients also indicated plans for large-scale purchases of Bitcoin mining machines in the future, intending to entrust BTC Digital with further hosting and management, which may lead to a long-term stable partnership.

“We are thrilled to sign hosting agreements with these two important clients and provide hosting, management, and technical services for their 1,100 Bitcoin miners in the United States. Our goal is to offer efficient and reliable hosting, management, and technical services, and we hope the hosting agreements will provide an opportunity to accelerate our development in the cryptocurrency mining sector,” said the Company’s Chief Executive Officer, Alan Peng.

About BTC Digital Ltd.

BTC Digital Ltd. is a blockchain technology company, with a long-term strategy to create value across the metaverse, blockchain and cryptocurrency mining industry. The Company is committed to developing blockchain related businesses in North America, including cryptocurrency mining, mining farm construction, mining pool and data center operation, and miner accessories business.

For more information, please visit: https://btct.investorroom.com/

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “may”, “will”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes”, “estimates”, “target”, “going forward”, “outlook” and similar statements. Such statements are based upon management’s current expectations and current market and operating conditions and relate to events that involve known or unknown risks, uncertainties and other factors, all of which are difficult to predict and many of which are beyond the Company’s control, which may cause the Company’s actual results, performance or achievements to differ materially from those in the forward-looking statements. Further information regarding these and other risks, uncertainties or factors is included in the Company’s filings with the U.S. Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

For investor and media inquiries, please contact:

ir@btct.us